UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified In Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. ORTELIUS ADVISORS GP I, LLC PETER DESORCY STEVEN J. INSOFT PAULA J. POSKON FRANK J. SMALL IVONA SMITH STEVEN L. VICK LORI B. WITTMAN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Ortelius Advisors, L.P., a Delaware limited partnership, together with the other participants named herein (“Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Ortelius’ slate of highly qualified director candidates at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

Item 1: On July 1, 2025, Ortelius issued the following press release:

Egan-Jones Supports Case for Urgent Board Renewal at Brookdale Senior Living Inc. and Recommends a Vote FOR All Six Ortelius Nominees

Egan-Jones Recommends Brookdale Stockholders Vote For All Six Ortelius Nominees Due to the Continued Financial Underperformance and Significant Concerns About the Company’s Poor Strategy and Execution

Egan-Jones Recognizes that Ortelius’ Nominees are Uniquely Capable to Effectively Execute a Meaningful Turnaround and Unlock Long-Term Value for Stockholders

Ortelius Urges Brookdale Stockholders to Vote FOR all Six of Ortelius’ Nominees on the WHITE Proxy Card

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (“Ortelius”) today announced that independent proxy advisory firm, Egan-Jones Ratings Company (“Egan-Jones”), has recommended that stockholders vote FOR the election of all six Ortelius nominees to the Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or “Company”) Board of Directors, on the WHITE Ortelius proxy card, at the upcoming 2025 Annual Meeting of Stockholders. The recommendation from Egan-Jones builds on supportive commentary already published by Institutional Shareholder Services Inc. (“ISS”) regarding Ortelius’ campaign for change at Brookdale.

Peter DeSorcy, Managing Member of Ortelius, said:

“Egan-Jones has provided another critical, independent, and credible voice to the chorus advocating for urgent change at Brookdale. We appreciate the clarity of their recommendation to vote for ALL six of Ortelius’ highly qualified nominees to unlock the significant value within Brookdale and end the history of underperformance.

As recognized by both Egan-Jones and ISS, a refreshed Board possessing the right skills and expertise is essential to rapidly advance a meaningful turnaround at Brookdale. This includes leading the process of selecting a new and highly qualified CEO, as well as moving quickly to sell underperforming assets and unlock long-term value for stockholders.

With the support of two independent proxy advisory firms, we urge our fellow Brookdale stockholders to vote FOR all six of the Ortelius nominees on the WHITE proxy card.”

In its report finding that Ortelius has presented a compelling case for change at Brookdale, Egan-Jones*:

Recognized the distinct and unique nature of Ortelius’ strategy and confirmed the need for significant Board renewal to drive change:

“We believe that the current management and the Ortelius nominees propose strategies that are diametrically opposed to each other: management is determined that they will be able to grow out of their debt – something that seems unlikely given multiple years in a row of extremely low operating margins. On the other hand, Ortelius believes underperforming assets must be sold off to pay down debt and improve operating margins. We strongly believe that, to effectively execute a meaningful turnaround and unlock long-term value for shareholders, the full slate of Ortelius nominees should be elected.”

Validated Ortelius’ criticisms about Brookdale’s operating performance and Total Shareholder Return (“TSR”):

“The Company has not been able to recover after COVID, with the TSR from the beginning of 2020 through the end of 2024 sitting at -30%. Despite strong industry tailwinds, such as rising occupancy in senior housing and increasing demand due to changing demographics, BKD’s TSR has remained stagnant. We believe that the Company’s inability to capitalize on these market opportunities demonstrates the need to re-evaluate its current strategy.”

Concluded Brookdale has clearly underperformed its peers and faces an unsustainable debt burden which requires urgent action:

“[Brookdale]...has greatly underperformed NHC as well as the total market. Additionally, it is worth noting that BKD has not been able to recover to pre-covid returns but are instead down 30% over the 5-year period.”

“Given the company’s inability to recover from COVID and their lagging occupancy rates compared to nationwide averages, we do not believe the Company will be able to grow itself out of debt.”

Supported Ortelius’ assertion that Management’s strategy is insufficient and unlikely to restore profitability at Brookdale:

“The Company’s financial performance presents significant concerns, primarily due to high leverage and poor operational efficiency. With debt-to-enterprise value ratios consistently average over 90% over the past five years, BKD is heavily reliant on debt. Revenue growth is being offset by the Company's persistently low operating margin. In our view, the Company’s weak balance sheet limits its financial flexibility and means to restore profitability.”

Confirmed that Ortelius’ plan to sell underperforming properties is well conceived and viable:

“The Company believes it will be able to grow its way out of debt. Divesting non-core assets does not appear to be an option under the current board and management. In our view, their optimism about improving BKD’s average occupancy rate comes too late, especially considering the excessive cash burn and mounting debt. We believe the Ortelius nominees are correct that assets will need to be sold off to generate cash, to pay off debt, invest in improved facilities, and re-align its strategy as a pure play company.”

Endorsed all six Ortelius nominees for their specific expertise and capacity to efficiently execute a turnaround at Brookdale:

“After reviewing available public information and engaging with both Brookdale’s management team and Ortelius, Egan-Jones recommends shareholders vote FOR all six Ortelius nominees: Steven J. Insoft, Paula J. Poskon, Frank J. Small, Ivona Smith, Steven L. Vick, and Lori B. Wittman.”

“Ortelius’ slate brings the right mix of skills and expertise across senior housing, REITs, finance, capital markets, and operational turnarounds.”

“We recommend shareholders vote FOR all six Ortelius nominees as they bring a viable strategy to a struggling company.”

Recommended “Withhold” votes on long tenured Brookdale directors while only supporting the most recent additions to the incumbent Board:

“We recommend that shareholders vote FOR incumbent nominees Fioravanti and Hausman, as they are the most recent additions to the board, having joined in April of 2025, and we therefore do not hold them accountable for the Company's missteps.”

Your vote is important, no matter how many or how few shares of common stock you own. Ortelius urges you to sign, date, and return the WHITE universal proxy card today to vote “FOR” the election of all six Ortelius nominees and in accordance with Ortelius’ recommendations on the other proposals on the agenda for the Annual Meeting.

Stockholders who have questions or require assistance in voting their WHITE Proxy Card, or those who require copies of Ortelius’ proxy materials, should contact: Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com

*Permission to use quotations from the Egan-Jones report was neither sought nor obtained.

Additional Information

Ortelius Advisors, L.P., together with the other participants in its proxy solicitation (collectively, “Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ortelius’ slate of highly-qualified director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Ortelius’ proxy solicitation. These materials and other materials filed by Ortelius with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Ortelius with the SEC are also available, without charge, by directing a request to Ortelius’ proxy solicitor, Saratoga Proxy Consulting LLC, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

Contacts

Stockholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379

info@saratogaproxy.com

Media:

Gagnier Communications

Dan Gagnier & Riyaz Lalani

(646) 569-5897

ortelius@gagnierfc.com

Item 2: Also on July 1, 2025, Ortelius posted the following material to www.ABetterBrookdale.com:

Item 3: Also on July 1, 2025, Ortelius issued the following press release:

Glass Lewis Recommends Stockholders Vote for Change at Brookdale Senior Living Inc.

Third Independent Proxy Advisor Confirms the Persuasive Case to Bolster Key Competencies on the Brookdale Board and Recommends Stockholders Vote FOR Ortelius Nominees to Advance a Necessary Turnaround

Glass Lewis Identifies Governance Challenges at Brookdale Including the Persistent Lack of Accountability for Legacy Directors who have Overseen Poor Performance Furthering the Need for Board Renewal

Ortelius Urges Brookdale Stockholders to Vote FOR all Six of Ortelius’ Nominees on the WHITE Proxy Card

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (“Ortelius”) today announced that a third leading independent proxy advisory firm, Glass, Lewis & Co. (“Glass Lewis”), has recommended that stockholders vote FOR the election of Ortelius nominees to the Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or “Company”) Board of Directors, on the WHITE Ortelius proxy card, at the upcoming 2025 Annual Meeting of Stockholders. The recommendation from Glass Lewis builds on supportive commentary already published by Institutional Shareholder Services Inc. (“ISS”) and the Egan-Jones Ratings Company (“Egan-Jones”) related to Ortelius’ campaign for change at Brookdale.

Peter DeSorcy, Managing Member of Ortelius, said:

“We appreciate that Glass Lewis has further confirmed the need for change at Brookdale. With three independent proxy advisors now having validated Ortelius’ position, we reiterate our call to stockholders that now is the time to put more qualified and independent voices in the boardroom at Brookdale.

As confirmed by Glass Lewis, ISS, and Egan-Jones, Ortelius’ nominees are necessary to effect the critical changes required at Brookdale. If elected, the Ortelius nominees will leverage their well-documented expertise to restore confidence in the critical process to select the Company’s next CEO and accelerate the necessary steps to unlock the significant value within Brookdale.

A new and qualified Board is a necessary first step to realizing the potential within Brookdale and we urge our fellow Brookdale stockholders to vote FOR all six of the Ortelius nominees on the WHITE proxy card.”

In its report finding that Ortelius has presented a compelling case for change at Brookdale, Glass Lewis*:

Recognized the validity of Ortelius’ campaign to end a history of underperformance at Brookdale:

“The current bout, spearheaded here by Ortelius, largely orbits alternatives relating to Brookdale’s portfolio of senior living communities and associated efforts to reverse long-term trendlines which have left the Company trailing comps and fighting to remedy a moribund returns profile.”

Credited Ortelius’ public campaign for driving change, with the Board only acting under pressure from Ortelius:

“…notwithstanding the board’s contention to the contrary, we believe Brookdale’s contest tack – which includes the outwardly sudden and immediately effective termination of longtime CEO Cindy Baier with no heir apparent and the appointment of multiple new board members – very strongly correlates with Ortelius’ involvement….and the Dissident’s application of significant public pressure. Further, we note certain culpable members continue to serve on the board despite Brookdale’s flat-footed refreshment process and decidedly less than laudatory long-term performance.”

“We further note Brookdale’s shares experienced a one-day gain of 7.1% following announcement of Ortelius’ current campaign (Ventas, Welltower and the S&P 400 gained 1.0%, 0.6% and 3.1%, respectively), suggesting that the Dissident’s public involvement was viewed as a prospective catalyst for further value creation.”

“Just as notably, Brookdale’s shares surged 8.5% on the announcement that former CEO Cindy Baier would be transitioned with immediate effectiveness (Ventas, Welltower and the S&P 400 gained 2.0%, 2.1% and 1.2%, respectively), clearly reinforcing the notion that her prior executive service was viewed as a valuation millstone for Brookdale. Neither of these developments seem to reflect a ringing endorsement for Brookdale’s pre-Ortelius oversight architecture.”

Agreed with Ortelius on the need for Board renewal to bring greater expertise and fresh independent perspectives as well as to hold long-term directors accountable for poor performance:

“…we do believe there exists persuasive cause to advance incremental change to bolster key competencies, hold certain long-term directors accountable and provide fresh insight into a critical and, to date, murky succession initiative.”

“...we similarly don’t believe investors should forego the opportunity to promote incremental change and firm accountability as the Company moves through the early innings of a pivotal strategic and financial transition.”

Validated Ortelius’ criticisms about Brookdale’s operating performance:

“…for all the board’s public posturing, basic facts should prevail here: slightly more than a third of the Company’s properties presently sit at lower than 75% occupancy, with a substantial subset of that group sitting at less than 70%.”

Echoed Ortelius’ well-founded concerns about Brookdale’s occupancy rates:

“Ortelius does, however, reasonably note that Brookdale’s occupancy fell further than Ventas and Welltower amid COVID headwinds and that Brookdale currently remains below senior housing occupancy rates posted by those comps, suggesting the Company’s emergent rebound still leaves Brookdale off peer levels.”

Confirmed Ortelius’ commentary on Brookdale’s poor financial performance including lagging net operating income (NOI) margins and excessive leverage:

“We do believe Ortelius offers persuasive commentary regarding depressed NOI margins.”

“…NOI margins do indeed appear to remain below both pre-COVID figures and margins posted by Ventas and Welltower, again suggesting that Brookdale’s recovery from long-term performance trends remains very much a work in progress.”

“…there appears to be little meaningful debate that Brookdale presently remains heavily levered.”

Confirmed that Ortelius’ plan to sell underperforming properties is well conceived and viable:

“…we note central elements of Ortelius’ plan critically rely on exiting Brookdale’s existing portfolio of leased properties while concurrently monetizing the Company’s underperforming owned assets, leaving Brookdale with an optimized pool of high-quality communities which would be expected to unlock significant value for investors.”

Questioned Brookdale’s governance practices and the Board’s capacity to lead a credible CEO search process given concerns around the Board’s recent director appointments:

“Two of the four directors recently appointed to the Brookdale board (Mr. Fioravanti and Ms. Mace) were identified by Ms. Baier, while one other (Mr. Hausman) was identified by current chair and interim CEO Denise Warren. That these appointments do not appear to reflect legacy relationships is arguably much less important than the impression that the nominating and corporate governance committee – currently helmed by Victoria Freed – expressly skirted retaining an independent search firm in favor of recommendations submitted by Brookdale’s senior executives, one of which, Ms. Baier, appears to have been well out of favor with investors. This framework does not go particularly far in establishing that a broad, independent, externally validated candidate identification process was prioritized, and does little to deflect the implication that key members of leadership have increasingly self-selected the members of the board to which they report.”

“Brookdale indicates it retained Spencer Stuart to aid in CEO succession matters as early as November 2024. However, currently available materials do not give a particularly firm impression that any significant progress was made on those matters during the roughly five-month period between retention and Ms. Baier’s departure. For the sake of clarity, our engagement with the board indicated five of seven investors with which Brookdale engaged after Ortelius’ emergence expressed a desire for immediate management change. That the board thereafter swiftly accelerated Ms. Baier’s exit in lieu of purportedly ongoing succession processes suggests to us that its members realized relatively late that they were materially out of phase with investor sentiment and thus sought to blunt possible solicitation vulnerabilities narratives by securing Ms. Baier’s immediate resignation despite the apparent absence of any qualified long-term replacement.”

“Ms. Warren is slated to serve as interim CEO until a permanent successor to Ms. Baier is named. Notably, Brookdale’s own skills matrix indicates senior housing is not among Ms. Warren’s core competencies (an assessment which curiously clashes with recent materials published by Brookdale stating Ms. Warren has “directly relevant senior living experience”).”

“...the fact that Ms. Warren was selected as pro tem CEO over any existing employee seems to invite immediate scrutiny regarding the depth of Brookdale’s bench and the efficacy of the board’s succession architecture.”

“...closer scrutiny suggests key elements of the Company’s refresh – including what seems to be nominal involvement from the nominating and corporate governance committee and the continuation of an objectively atypical and functionally reactive CEO succession process – suggest fresh perspectives could be beneficial here.”

Endorsed Ortelius nominees Steven J. Insoft and Steven Vick for bringing important skills and perspectives to the Board:

“We believe both Ortelius candidates offer valuable senior housing and real estate expertise at a critical juncture, with particular attention to Brookdale’s ongoing portfolio optimization efforts. Their elections in place of Ms. Freed and Mr. Wielansky would further demonstrate board refreshment directly predicated on exercise of the shareholder franchise, rather than on deference to members of management.”

Recommended “Withhold” votes on long tenured Brookdale directors Lee Wielansky, Chair of the Investment Committee, and Victoria Freed, Chair of the Nominating and Governance Committee:

“Withholding votes from incumbent nominees Freed and Wielansky – Ms. Freed and Mr. Wielansky are, ex Ms. Warren, the longest serving members of the Brookdale board and thus the most readily accountable for the Company’s comparatively poor long-term performance”

“Mr. Wielansky’s purportedly valuable strategic insight and real estate expertise should, in the context of Brookdale’s long-term arc, warrant particular scrutiny by investors, while Ms. Freed’s experience seems to have very little crossover with the Company’s core operations or ongoing strategic and financial initiatives.”

“Importantly, both directors have overseen significantly subpar shareholder returns during their respective tenures. We are further concerned that Ms. Freed, as chair of the nominating and corporate governance committee, has heavily deferred to the recommendations of current and former senior executives during Brookdale’s recent board refresh, a tack which, taken together with the Company’s muddled succession effort, reflects unfavorably on the fundamental efficacy of Brookdale’s existing oversight architecture.”

Your vote is important, no matter how many or how few shares of common stock you own. Ortelius urges you to sign, date, and return the WHITE universal proxy card today to vote “FOR” the election of all six Ortelius nominees and in accordance with Ortelius’ recommendations on the other proposals on the agenda for the Annual Meeting.

Stockholders who have questions or require assistance in voting their WHITE Proxy Card, or those who require copies of Ortelius’ proxy materials, should contact: Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com

*Permission to use quotations from the report was neither sought nor obtained.

Additional Information

Ortelius Advisors, L.P., together with the other participants in its proxy solicitation (collectively, “Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ortelius’ slate of highly-qualified director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Ortelius’ proxy solicitation. These materials and other materials filed by Ortelius with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Ortelius with the SEC are also available, without charge, by directing a request to Ortelius’ proxy solicitor, Saratoga Proxy Consulting LLC, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

Contacts

Stockholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379

info@saratogaproxy.com

Media:

Gagnier Communications

Dan Gagnier & Riyaz Lalani

(646) 569-5897

ortelius@gagnierfc.com